Exhibit 99.1

Press Release
April 14, 2011

7575 West Jefferson Boulevard
Fort Wayne, IN 46804-4131
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Names Millett President and Chief Operating Officer

FORT WAYNE, Ind., April 14, 2011 — Steel Dynamics, Inc. (NASDAQ-GS: STLD), today announced that its board of directors has approved the appointment of Mark D. Millett to the new position of President and Chief Operating Officer, effective immediately.  Millett, a co-founder of the company in 1993, has been Executive Vice President for Metals Recycling and Ferrous Resources as well as President and COO of OmniSource Corporation, a wholly owned subsidiary, since August 2008.  In those capacities, Millett has been responsible for the company’s resources platform, which includes all ferrous and nonferrous scrap operations and ironmaking initiatives.

Millett, 51 years old, who is a company director, will continue to report to co-founder, Chairman and CEO Keith E. Busse.  Mark will assume direct management of the operating leadership team, with all Executive Vice Presidents, except for the CFO, reporting directly to him.  Mark will continue to work with the Chairman on executing the company’s growth strategies.  A search is underway to fill the position Millett will be relinquishing.  Until then, Millett will continue to fulfill these responsibilities.  Richard P. Teets Jr., the third co-founder of the company and a company director, will continue as Executive Vice President and President and COO of Steelmaking.

“Mark’s appointment recognizes the leadership role Mark has played in the growth of the company,” said Busse.  “Mark and I have worked together for decades and he has been an important part of our company’s success, both on the steelmaking side and in connection with our ferrous resources platform.  Mark, Dick and I will continue to work together to propel our company to new heights.”

“This appointment is part of the board’s on-going executive talent development and succession planning process,” said Joseph Ruffolo, the board’s lead independent director.  “This appointment is part of our mission to ensure that the company continues to benefit from consistent, strong and capable leadership.”

“Obviously, I am grateful to Keith and the board of directors, and I look forward to continuing to work with Keith, Dick and the rest of our talented colleagues in leading this great company we founded 18 years ago to new successes,” said Millett.

At Steel Dynamics, Millett led the successful integrations of The Techs and OmniSource into the company after their acquisitions in 2007. He also led the team that pioneered the company’s Iron

Dynamics and Mesabi Nugget ironmaking initiatives.  During his 10 years leading the Flat Roll Division, from 1998 to June 2008, Mr. Millett and his team initiated the process that led to expanded operations, products and diversification, which created the framework to increase the Butler Mill’s steelmaking capacity to three million tons annually, making it one of the most productive and profitable flat roll mini-mills in the country.

Previously, Millett was employed by Nucor Corporation for 12 years, where he served in several key positions, including the design, construction and operation of the melting and casting facility at the world’s first thin-slab mini mill in Crawfordsville, Indiana.

Millett received a Bachelor of Science degree in metallurgy from the University of Surrey, England.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. (SDI) is the nation’s fifth largest producer of carbon steel products and one of the largest metals recyclers with 2010 revenues of $6.3 billion on steel shipments of 5.3 million tons and ferrous shipments of 5.2 million gross tons.  Based in Fort Wayne, Indiana, SDI employs about 6,180 people and operates five electric-furnace mini mills and, through its OmniSource subsidiary, some 70 scrap facilities throughout the Midwest and Southeast.  More than 60 percent of the company’s steel shipments are flat-rolled sheet steels and the remainder are various long products.  SDI is among the most profitable American steel companies in terms of profit margins and operating profit per ton.

Forward Looking Statements

This press release contains some predictive statements about future events, including statements related to our future plans and prospects.  These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others: the effects of prevailing or worsening economic conditions on industrial demand in general or on steel consumption in particular; the impact of price competition, risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

More specifically, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such or any other predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made.  Due to the foregoing risks and uncertainties however, as well as, matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Ben Eisbart, Vice President

(260) 423-8600

Ben.Eisbart@steeldynamics.com

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